Exhibit 10.19

[Translation of Chinese original]

Entrusted Loan Agreement

Contract serial No.: Year 2004 S.W.Zi.No.003

Trustor (full name): Beijing Super TV Co., Ltd.

Address: Jingmeng Hi-Tech Building B, No.5, Shangdi East Road, Haidian District, Beijing

Legal Representative: Jianhua Zhu

Telephone: 62971199

Trustee: The Commercial Bank of Beijing, Ltd., Shangdi Branch

Address: International Science & Technology Venture Park, No.1 Xinxi Road, Shangdi, Haidian District, Beijing

Contact Person: Dailu Geng

Telephone: 82895587

Borrower (full name): Novel-Tongfang Information Engineering Co., Ltd.

Address: Jingmeng Hi-Tech Building B, No.5-, Shangdi East Road, Haidian District, Beijing

Legal Representative: Jianhua Zhu

Telephone: 62981514

For the purpose of the fully effective use of its fund, the Trustee is entrusted by the Trustor to advance certain entrusted loan to the Borrower. This Entrusted Loan Agreement (“this Agreement”) is hereby entered into, after friendly consultations, among the Trustor, the Trustee and the Borrower in accordance with applicable law and regulations.

Article 1 The Trustor entrusts the Trustee to advance a loan of RMB Three Million in total to the Borrower in line with the applicable loan advancing procedures (the “Entrusted Loan”).

Article 2 Purpose of the loan: Working capital supplement.

The term of the Entrusted Loan: 5 months, from July 13, 2004 to December 13, 2004

The Interest rate for the Entrusted Loan: 0.42% per month.

Article 3 The Borrower, purpose, amount, term and interest rate of the Entrusted Loan shall be all determined by the Trustor, while the Trustee shall be only in charge of the related procedures for the loan advancing and shall not assume any loan risks of any kind.

Article 4 The Trustor shall open at the Trustee a current deposit account and an account of the Entrusted Loan fund account and shall deposit the whole lump sum for the Entrusted Loan into such current deposit account within [blank] days after the effectiveness of this Agreement. By the time when the Trustee advances the loan under the Trustor’s instruction, the Trustee shall transfer the same amount as the loan to the account of the Entrusted Loan fund from the current deposit account. The Trustor may not use any deposit in the account of the Entrusted Loan fund.

Article 5 The Borrower shall open at the Trustee a loan account and a deposit account for such purposes as the loan use, principal repayments and interest payments.

Article 6 The Trustee shall advance the loan of the agreed amount within [blank] business days after the Borrower complete the fund withdrawal procedure. Before The Borrower plans to withdraw the loan, it shall submit a withdrawal schedule to the Trustee and shall withdraw the loan as scheduled.

Article 7 The Borrower shall submit the detailed repayment schedule as required by the Trustor and shall repay the loan as scheduled.

Article 8 The Borrower shall use the loan, repay the principal and pay the interest pursuant to the provisions hereof.

The Borrower shall use the following capital to repay the principle and pay the interest:

1.	The company’s operating income

2.	[blank]

3.	[blank]

Within the effective term of this Agreement, the Trustor and the Trustee shall have the right to inspect the usage of the loan and the Borrower shall provide the related information and materials as required by the Trustor and the Trustee.

Article 9 The loan hereunder shall be guaranteed by the guarantor permitted by the Trustor in the form of security pledge and a separate Guarantee Contract shall be entered into as an exhibit hereto.

Article 10 The Trustee shall collect the interest of the Entrusted Loan from the Borrower quarterly (quarterly/annually). The Trustee shall transfer such interest to the Trustor’s current deposit account within 10 days after receiving the interest.

Article 11 The Trustee shall transfer the full amount of each principal repayment to the Trustor’s current deposit account within [blank] business days after receiving such repayment.

Article 12 In the event that the Entrusted Loan is paid off in advance or repaid in arrears, the Trustee shall act upon the Trustor’s written instructions.

Article 13 In the event that the term of the Entrusted Loan expires as scheduled but the Entrusted Loan is not fully repaid, the Trustor may not withdraw from the account of the Entrusted Loan fund. Once the full repayment is made by the Borrower, it shall be transferred into the Trustor’s current deposit account by the Trustee.

Article 14 The Trustor shall bear the stamp duties hereunder. The Trustee shall charge the Trustor 0.1% of the loan as the service fee when advancing the Entrusted Loan. Both parties hereto agree upon the payment method for the service fee as follows:

[blank]

Article 15 Default Liabilities:

1.	If the Trustor fails to deposit the full amount of the Entrusted Loan into its account at the Trustee as scheduled, the Trustee may require the Trustor to pay a default charge in the amount of 0.5% of the total shortfall.

2.	If the Trustee fails to advance the loan pursuant to this Agreement, the Borrower may require the Trustee to pay a default charge in the amount of [blank]% of the total amount of the Entrusted Loan. If such default is caused by the Trustor’s violation as described in the previous paragraph, the default charge shall be borne by the Trustor.

3.	If the Borrower repays the loan in advance at his own discretion, the Trustee shall notify the Trustor immediately if it does not receive any written notice of the early repayment from the Trustor. If the Trustee permits any delayed or early repayment without the Trustor’s authorization, the Trustee shall pay the Trustor a default charge in the amount of [blank]% of the total delayed or early repayment.

If the Borrower fails the due payments of the principal or interest, the Trustee shall assist the Trustor in urging such payments. The overdue loan shall be charged with the overdue interest in line with the regulations of the People’s Bank.

Article 16 Other matters agreed upon by the Trustor, the Trustee and the Borrower:

[blank]

Article 17 The disputes arising from the performance of this Agreement shall be resolved by the Trustor, the Trustee and the Borrower through their consultations; if such consultations fail, the dispute may be brought to a people’s court at the Trustee’s jurisdiction.

Article 18 The Agreement shall come into existence on the date when the legal representatives, contact persons or authorized agents of the Trustor, the Trustee and the Borrower put on their signatures and corporate seals or contract seals.

This Agreement shall come into force on the execution day, after which no party shall alter or terminate this Agreement at its own discretion. If it is necessary to amend any provisions hereof or to terminate this Agreement, a written agreement on the matter shall be made by the three Parties through consultations.

Article 19 The Agreement is made with three original copies. Each of the three Parties holds one copy. Each copy shall have the same legal force.

Article 20 The Trustee has requested the Trustor and the Borrower to fully and accurately understand the articles of the Agreement and has made the corresponding interpretations to the provisions hereof at requests from the Trustor and the Borrower. The Parties hereto have the same understanding of the meanings of this Agreement.

The Trustor (Official Seal): Beijing Super TV Co., Ltd.
Legal Representative:	/s/ Jianhua Zhu
(or authorized agent)
July 13, 2004

The Trustee (Official Seal): Bank of Beijing, Shangdi Branch
Contact Person:	/s/ Dailu Geng
(or authorized agent)
July 13, 2004

The Borrower (Official Seal): Novel-Tongfang Information Engineering Co., Ltd.
Legal Representative:	/s/ Jun Zhang
(or authorized agent)
July 13, 2004

Signing place:	Haidian District, Beijing